Exhibit 99.1

For Release at 1:05 p.m., PST 02/02/12

Iteris Reports Fiscal Third Quarter 2012 Revenues of

$14.9 Million, Up 24%

— 10% Organic Growth and Strategic Acquisitions Contributed to Second Consecutive

Quarter of Strong Growth —

SANTA ANA, Calif. — February 2, 2012 — Iteris, Inc. (NYSE Amex: ITI), a leader in traffic management solutions, reported financial results for its fiscal third quarter ended December 31, 2011.

Fiscal Q3 2012 Financial Highlights vs. Same Year-Ago Quarter

•            Total net sales and contract revenues up 24% to $14.9 million

•            Contract revenues up 53% to $8.3 million

•            Net income totaled $0.7 million or $0.02 per share vs. a loss of $7.0 million or $(0.20) per share

•            Quarter-end cash of $21.5 million vs. $12.5 million

•            Total term debt of $1.1 million vs. $3.4 million

Fiscal Q3 2012 Financial Results

Net sales and contract revenues for the third quarter totaled $14.9 million, up 24% from $12.0 million in the same year-ago quarter, which was primarily due to a 53% increase in Transportation Systems contract revenues.  The company grew organic net sales and contract revenues by 10% compared to the year-ago quarter, with the remaining growth provided by the acquisitions of Meridian Environmental Technology (MET) in January 2011 and Berkeley Transportation Systems (BTS) in November 2011.

Gross margin in the third quarter was 36.7% or $5.5 million, compared to 40.9% or $4.9 million in the year-ago quarter. Gross margin in the current quarter was impacted by a shift in mix toward Transportation Systems consulting contracts. Gross margin on product net sales decreased for the quarter to 50.5%, compared to 52.1% in the year-ago quarter.

Operating expenses decreased 60% to $5.1 million in the third quarter, compared to $12.8 million in the year-ago quarter, primarily attributed to the absence of a goodwill impairment charge of $8 million. Excluding goodwill impairment charges, operating expenses increased 6% primarily due to additional Roadway Sensors sales and marketing and product development costs, the inclusion of MET and BTS operating expense, and the development of iPerform™ performance management software.

Net income was $0.7 million or $0.02 per diluted share in the third quarter, versus a loss of $7.0 million or $(0.20) per diluted share in the year-ago quarter, which included the $8.0 million goodwill impairment charge previously discussed.

Cash at December 31, 2011 was $21.5 million, compared to $22.8 million at September 30, 2011. During the quarter, the company reduced its outstanding term debt by approximately $1.0 million. The total term debt is now down to $1.1 million.

Iteris repurchased approximately 202,000 shares of stock in the third quarter, bringing the total to 334,000 shares repurchased under the program since it was initiated in the previous quarter.

Fiscal Q3 2012 Highlights

•            Announced Vantage Vector™, the latest addition to Iteris’ portfolio of Vantage® vehicle detection solutions. Vantage Vector enhances the proven benefits of Iteris’ video detection with radar sensor technology.

•            Launched iPerform, a state-of-the-art information management solution. This revolutionary performance measurement and management solution is intended to empower traffic professionals to effectively and efficiently mitigate traffic congestion in “real-time” and predict future conditions.

•            Acquired BTS, a leader in transportation performance measurement. The acquisition of BTS provides Iteris with a state-of-the-art Performance Measurement System (PeMS). The company plans to integrate the BTS solution with Iteris’ iPerform software and expects the combined solution to be available to market in the coming quarters.

•            Signed $6.6 million in Transportation Systems consulting contracts during the quarter, resulting in total contract backlog of $29.7 million at December 31, 2011, compared to $26.9 million reported at the end of the prior quarter.

•            Roadway Sensors bookings for the third quarter totaled $7.1 million which reflect a 5% year-over-year increase while ending backlog reached $3.2 million, the highest level in recent years.

Management Commentary

“Our strong double-digit sales growth reflects the continued execution of our strategic plan to grow Iteris in our core market of Traffic Management,” said Abbas Mohaddes, president and CEO of Iteris. “The 53% improvement in Transportation Systems revenues over the same year-ago quarter was attributed to the acquisition of MET and BTS, in addition to strong organic growth within the segment.

“We believe performance measurement is a major growth segment of the traffic management market,” Mohaddes continued. “Our acquisition of BTS provides us with a superior performance measurement system which quickly moves us into the market with an established customer base. We are already integrating this system with our in-house iPerform software and plan to aggressively market this enhanced product to our broader customer base in the coming quarters.

“Much of our success is due to our product development program. We continue delivering innovative products that are cost effective and, in many cases, raise the bar on performance. For example, we expect to release production units of our recently announced Vantage Vector vehicle detection solution during this quarter. Vantage Vector is an evolutionary product which enhances the proven benefits of video detection with radar sensor technology.

“In addition to domestic development, we plan to continue expansion efforts internationally and believe our full suite of detection products is well suited for this market.

“I am encouraged by our second consecutive quarter of double-digit sales growth,” concluded Mohaddes.  “As we complete our fiscal year and move forward to the next, we plan to augment organic growth with accretive acquisitions that supplement our core business. We believe the investments made to date have positioned us well to be the leader in the application of technology and information to traffic management market and provide us with a clear path for further growth and expansion.”

Conference Call

Iteris will conduct a conference call later today (February 2, 2012) at 4:30 p.m. ET (1:30 p.m. PT) to discuss its fiscal third quarter 2012 results.

Iteris’ CEO Abbas Mohaddes and CFO Jim Miele will host the presentation followed by a question and answer period.

To participate by phone, dial 1-877-941-1427 prior to the start time and provide the operator conference ID 4502420.

To listen to the live webcast, please visit the investor relations section of the Iteris website at: www.iteris.com.

If you have any difficulty connecting to the conference call or webcast, please contact Liolios Group at 1-949-574-3860.

A telephone replay of the call will also be available after 7:30 p.m. ET by dialing 1-877-870-5176 and entering replay pin number 4502420. The telephone and webcast replay will be available until February 16, 2012.

About Iteris, Inc.

Iteris, Inc. is a leader in traffic management focused on the development and application of advanced technologies that reduce traffic congestion, minimize the environmental impact of traffic congestion, and improve the safety of surface transportation systems infrastructure. Combining outdoor image processing, traffic engineering, and information technology, Iteris offers a broad range of Intelligent Transportation Systems solutions to customers worldwide. Iteris is headquartered in Santa Ana, California with offices throughout North America and in the Middle East. Investors are encouraged to contact us at 1-888-329-4483 or at www.iteris.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements based on our current expectations, estimates, and projections about our business, our industry, the U.S. and global economies, federal funding for transportation and infrastructure projects as well as management’s beliefs, and certain assumptions made by us. Words such as ‘‘anticipates,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘seeks,’’ ‘‘estimates,’’ ‘‘may,’’ ‘‘will,’’ and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to, the Company’s expansion strategies and anticipated growth opportunities, the impact and success of acquisitions and new product introductions, statements about our future performance, operating results, financial condition, and prospects, and the market demand for and acceptance of our products, technologies, and services.  Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state, and local budgetary issues, as well as constraints and funding delays; the timing and amount of stimulus or other funds allocated to overall transportation infrastructure projects and the transportation industry; any continued delays in the adoption of the new federal highway bill and the content of such bill when and if adopted; the status of the residential and commercial real estate market; our ability to successfully identify, complete and integrate acquisitions of products, technologies or companies; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments, and other competitive pressures; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely basis; our ability to further expand our revenues and introduce and gain broad acceptance for new technologies, products or services;  our ability to specify, develop, complete, introduce, market, and transition our products and technologies to volume production in a timely manner; the timing and successful completion of customer qualification of our products and the risks of non-qualification; the availability of components used in the manufacture of certain of our products; the effectiveness of efficiency, cost, and expense reduction efforts; and the general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Contact:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Investor Relations

Tel 1-949-574-3860

ITI@liolios.com

ITERIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2011	March 31, 2011
	(unaudited)
ASSETS:
Cash	$21,519	$11,818
Trade accounts receivable, net	9,610	9,419
Costs and estimated earnings in excess of billings on uncompleted contracts	5,434	4,070
Inventories	1,909	2,392
Prepaid expenses and other current assets	618	392
Deferred income taxes	9,784	13,734
Property and equipment, net	2,097	2,461
Goodwill	17,318	16,599
Intangible and other assets, net	2,812	2,048
Assets of discontinued operation	—	7,672
Total assets	$71,101	$70,605

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other liabilities	$14,249	$13,147
Revolving line of credit	—	—
Unrecognized tax benefits	406	587
Term debt	1,092	2,964
Liabilities of discontinued operation	—	611
Total liabilities	15,747	17,309
Total stockholders’ equity	55,354	53,296
Total liabilities and stockholders’ equity	$71,101	$70,605

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2011	2010	2011	2010
Net sales and contract revenues:
Net sales	$6,598	$6,529	$21,234	$21,470
Contract revenues	8,283	5,424	21.932	16,854
Total net sales and contract revenues	14,881	11,953	43,166	38,324
Costs of net sales and contract revenues:
Cost of net sales	3,263	3,130	10,135	10,191
Cost of contract revenues	6,154	3,929	15,693	11,308
Gross profit	5,464	4,894	17,338	16,825
Operating expenses:
Selling, general. and administrative	4,371	4,120	13,501	12,285
Research and development	868	657	2,476	1,831
Amortization of intangible assets	141	24	343	74
Impairment of goodwill	—	7,970	—	7,970
Change in fair value of contingent consideration	(281)	—	(639)	—
Total operating expenses	5,099	12,771	15,681	22,160
Operating income (loss)	365	(7,877)	1,657	(5,335)
Non-operating income (expense):
Other income (expense), net	3	(7)	4	13
Interest expense, net	(13)	(38)	(64)	(120)
Income (loss) from continuing operations before income taxes	355	(7,922)	1,597	(5,442)
Income tax benefit (provision)	263	836	(715)	(187)
Income (loss) from continuing operations	618	(7,086)	882	(5,629)

Gain on sale of discontinued operation, net of taxes	129	—	1,244	—
Income (loss) from discontinued operation, net of tax	—	59	28	(59)
Net income (loss)	$747	$(7,027)	$2,154	$(5,688)

Earnings (loss) per share:
Basic	$0.02	$(0.20)	$0.06	$(0.17)
Diluted	$0.02	$(0.20)	$0.06	$(0.17)

Weighted average shares outstanding:
Basic	34,217	34,332	34,337	34,331
Diluted	34,271	34,332	34,443	34,331